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                                                                    Exhibit 99.1

                               NORTH FORK BANCORP
275 Broadhollow Road, Melville,  NY  11747   (631) 531-2058   FAX (631) 531-2759



FOR IMMEDIATE RELEASE           Contact:        Daniel M. Healy
                                                Executive Vice President
                                                Chief Financial Officer
                                                (631) 531-2058



                           NORTH FORK BANCORPORATION
                    DECLARES ITS REGULAR QUARTERLY DIVIDEND


    Melville, N.Y. - March 28, 2006 - North Fork Bancorporation, Inc. (NYSE:NFB) announced that its Board of Directors declared its regular quarterly dividend of $.25 cents per common stock. The dividend will be payable May 15, 2006, to shareholders of record at the close of business on April 28, 2006.

    North Fork is a regional bank holding company headquartered in New York with approximately $60 billion in assets conducting commercial and retail banking from 362 branch locations in the Tri-State area with a complementary national mortgage banking business. On March 12, 2006, Capital One Financial Corporation (NYSE: COF) and North Fork announced that a definitive agreement had been signed under which Capital One will acquire North Fork. The transaction is subject to shareholder approval from both companies and customary regulatory approvals. The transaction is expected to close in the fourth quarter of 2006.